Exhibit 99.1

FOR IMMEDIATE RELEASE

July 20, 2005

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Record Second Quarter Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 118-year-old IBERIABANK (http://www.iberiabank.com), announced earnings of $8.1 million for the quarter ended June 30, 2005, a 25% increase over the same period in 2004, and an 11% increase compared to the first quarter of 2005 (“linked quarter basis”). The Company earned $1.03 per diluted share for the quarter, up 17% from the same period in 2004, and up 9% on a linked quarter basis.

The acquisition of American Horizons Bancorp, Inc. (“American Horizons”) was completed on January 31, 2005. The financial results prior to this date were not influenced by the acquisition, the first quarter of 2005 had a partial impact of two months including one-time merger related charges of $0.4 million on an after-tax basis, or $0.06 per share, and the second quarter of 2005 had the full effect of the acquisition. Excluding the one-time merger related charges in the first quarter of 2005, the Company reported net income of $15.9 million for the six-month period ended June 30, 2005, up 22% compared to the six-month period ended June 30, 2004. On the same basis, fully diluted earnings per share (“EPS”) for the first six months of 2005 were $2.03, up 14% compared to the same period in 2004.

Additional Highlights For The Quarter Ended June 30, 2005

•	Total assets were $2.7 billion at June 30, 2005, up 15% compared to one year ago. Similarly, compared to one year ago, total deposits were $2.0 billion, up 13% and total loans were $1.8 billion, up 20%. The Company experienced tempered loan growth due to portfolio management activities associated with the American Horizons acquisition and moderate internal growth.

•	Tax-equivalent net interest margin was 3.54%, down two basis points compared to 3.56% in the first quarter of 2005. The yield on average earning assets climbed 12 basis points, and the cost of interest-bearing liabilities increased 17 basis points. Average non-interest bearing demand deposits increased 10% on a linked quarter basis.

•	For the second quarter of 2005, return on average assets (“ROA”) was 1.20%, return on average equity (“ROE”) was 12.22% and return on average tangible equity was 20.26%.

•	Nonperforming assets (“NPAs”) decreased by $0.4 million, or 6%, between March 31, 2005 and June 30, 2005. NPAs as a percentage of total assets were 0.27% at June 30, 2005 compared to 0.29% at March 31, 2005, and 0.21% one year ago. At June 30, 2005, coverage ratios of nonperforming loans and nonperforming assets were 354% and 339%, respectively. During the second quarter of 2005, the provision for loan losses covered net charge-offs by 1.0 times.

•	During the second quarter of 2005, the Company recorded security losses of $33,000 and mortgage loan gains of $0.5 million. Comparable figures for the first quarter of 2005 were gains of $5,000 and $0.6 million, respectively. For the fourth quarter of 2004, the comparable figures were gains of $0.3 million and $0.7 million, respectively.

•	Tier 1 leverage ratio was 7.61% at June 30, 2005, down 43 basis points from 8.04% at March 31, 2005, and up 49 basis points compared to one year ago. At June 30, 2005, the Company’s Tier 1 risk-based capital ratio was 11.01%, and total risk-based capital ratio was 12.27%.

•	On June 20, 2005, the Company declared a quarterly cash dividend of $0.30 per share, an increase of 15% compared to the same quarter last year. Over the last twelve quarters, the Company has increased the quarterly cash dividend by 67%. The dividend payout ratio was 27.8% in the second quarter of 2005, compared to 29.4% in the first quarter of 2005 (27.8% excluding the one-time merger related charges associated with American Horizons).

•	The Company completed a 175,000-share repurchase program on May 4, 2005, at an average cost of $59.04 per share. On May 4, 2005, the Company commenced a new share repurchase program totaling 300,000 shares. During the second quarter of 2005, the Company purchased 167,758 shares at an average cost of $59.03 per share under this program.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “The American Horizons’ assimilation process in north Louisiana continues to progress very well.” Byrd commented, “Our north Louisiana franchise continued to expand with the recent naming of Mark Evans as President of the Shreveport market. Mark joined us from AmSouth Bank, where he was Commercial Sales Manager responsible for North and Central Louisiana, East Texas and South Arkansas.”

Total shareholders’ equity decreased $2 million, or 1%, compared to March 31, 2005, and increased nearly $60 million, or 29% compared to one year ago. At June 30, 2005 the Company’s equity-to-assets ratio was 9.74%, essentially unchanged compared to 9.73% at March 31, 2005 and up 105 basis points from 8.69% one year ago. Book value per share at June 30, 2005 was $35.00, up $0.45 per share or 1% compared to March 31, 2005 and up 18% compared to one year ago. Tangible book value per share increased 1% compared to March 31, 2005 and 9% compared to one year ago.

Loans And Deposits

Total loans remained essentially unchanged between March 31, 2005 and June 30, 2005. The Company regularly undergoes a credit portfolio review process, particularly as new credits are added in acquisitions. As a result of the portfolio management process undertaken after completion of the American Horizons acquisition and a few anticipated pay downs, loan growth was tempered during the quarter. The Company’s commercial loan pipeline remains extremely strong. In the quarter ended June 30, 2005, the yield on the commercial loan portfolio climbed 23 basis points on a linked quarter basis to 5.66%.

Residential mortgage loans increased $10 million, or 2% compared to March 31, 2005. The average yield on mortgage loans decreased two basis points on a linked quarter basis. Residential loans are comprised of construction loans, private banking mortgages, and retail permanent mortgage loans. Construction loans totaled $27 million, down 5% compared to March 31, 2005, and down 17% since year-end 2004. Private banking mortgages increased $12 million, or 9%, during the quarter. At June 30, 2005, the private banking mortgage portfolio had a weighted average coupon of 5.25% and a weighted average maturity of 16.4 years.

The volume of mortgage loan originations totaled $67 million in the second quarter of 2005, up 33% compared to the first quarter of 2005. The pipeline of mortgage loans in process at June 30, 2005 was $67 million compared to $60 million at March 31, 2005. During the second quarter of 2005, the Company sold into the secondary market $7 million in residential mortgage loans recently released from construction that were held in the loan portfolio compared to $13 million in the first quarter of 2005. These loan sales were part of the Company’s stated plans to sell into the secondary market recently originated, mortgage production, including permanent mortgage loans coming out of construction. Loan sale gains were approximately equal on a linked quarter basis at $0.5 million.

The Company experienced strong deposit growth in the first quarter of 2005, followed by a leveling off in the second quarter of 2005. The Company’s cost of average interest-bearing deposits increased 17 basis points on a linked quarter basis. The yield on average NOW accounts edged up 9 basis points, savings and money market products increased 28 basis points and the yield on average CDs increased 18 basis points.

Investment Portfolio And Funding

The investment portfolio totaled $580 million at June 30, 2005, a decline of $20 million or 3% compared to March 31, 2005. As a percentage of assets, the investment portfolio declined from 25% at June 30, 2004 to 22% at March 31, 2005, and 21% at June 30, 2005. The book yield on the investment portfolio remained unchanged on a linked quarter basis. Bond premium amortization was unchanged at $0.6 million in the second quarter of 2005, compared to the first quarter of 2005. Given general mortgage refinancing levels and anticipated prepayment speeds, management estimates premium amortization in the third quarter of 2005 may be at levels similar to the last three quarters.

The Company’s investment portfolio compressed and shortened significantly during the quarter. At June 30, 2005, the portfolio had a modified duration of 3.1 years compared to 3.5 years at March 31, 2005 and 3.6 years at December 31, 2004. The Company’s investment portfolio has very limited extension risk. Based on modeling at June 30, 2005, a parallel and instantaneous 300 basis point increase in interest rates would extend the portfolio by only 0.6 years. At current projected speeds, the portfolio is expected to generate approximately $146 million in cash flows over the next 18 months. The portfolio had an unrealized loss of $0.5 million at June 30, 2005 compared to $5.5 million at March 31, 2005, and an unrealized gain of $2.1 million at year-end 2004.

The Company regularly reviews the influence of interest rates on the Company’s profitability and earnings growth prospects. Asset/liability management modeling at June 30, 2005 indicated the Company’s interest rate risk position is fairly balanced. A 100 basis point instantaneous and parallel upward shift in interest rates would be estimated to increase net interest income over 12 months by 0.4%. Similarly, a 100 basis point decrease in interest rates would be expected to increase net interest income by 1.1%. The influence of a flattening yield curve, using the forward curve as a guide, would have an anticipated positive impact on net interest income of 0.7% compared to the base case scenario of no change in interest rates.

Asset Quality

Asset quality statistics remained outstanding at June 30, 2005 compared to peer levels. The Company believes that it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. NPAs amounted to $7.4 million at June 30, 2005, down $0.4 million compared to March 31, 2005. NPAs equated to 0.27% of total assets compared to 0.25% of total assets at year-end 2004. The allowance for loan losses was 1.37%, unchanged compared to March 31, 2005. The Company’s reserve coverage of NPAs was 339% at June 30, 2005 up from 320% at March 31, 2005. Loans past due 30 days or more (including nonaccruing loans) represented 0.82% of total loans at June 30, 2005 compared to 0.79% at March 31, 2005.

The ratio of net charge-offs to average loans was 0.14% in the second quarter of 2005 compared to 0.13% in the first quarter of 2005. The Company’s provision for loan losses was $630,000 in the second quarter of 2005, down slightly from $650,000 in the first quarter of 2005. The provision covered net charge-offs 1.0 times in the second quarter of 2005 compared to 1.1 times in the first quarter of 2005.

Operating Results

Total tax-equivalent revenues increased $1.4 million, or 5%, on a linked quarter basis. Tax-equivalent net interest income increased $0.7 million, or 3%, between the two linked quarters. The Company’s tax-equivalent net interest margin declined two basis points on a linked quarter basis.

Noninterest income in the second quarter of 2005 increased $0.7 million, or 11% on a linked quarter basis. Service charge income on deposit accounts increased approximately $0.5 million, or 17%, on a linked quarter basis, primarily due to the American Horizons acquisition and an increase in NSF fee structure. The Company recorded a $0.2 million gain from the merger of Pulse and Discover networks in the first quarter of 2005. Management estimates nonrecurring items during the second quarter of 2005 had a net favorable impact of approximately $0.1 million on a pre-tax basis.

Noninterest expenses increased $0.4 million, or 2% on a linked quarter basis. Excluding one-time merger-related costs, the comparable figures were $1.0 million and 7%, respectively. The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) decreased from 55.6% in the first quarter of 2005 to 54.1% in the second quarter of 2005. Excluding one-time merger related costs, the tangible efficiency ratio in the first quarter of 2005 was 53.3%.

Management confirmed today that, exclusive of one-time merger related costs associated with the acquisition of American Horizons and the impact of potential costs associated with changes in accounting rules, the 2005 EPS comfort range for the Company remains $4.05 to $4.15 per fully diluted share. This EPS comfort range is based on management’s current information, estimates and assumptions. One fundamental assumption is the projected continuing flattening of the yield curve in 2005 as presented in current forward interest rate curves.

Based on a closing stock price on July 20, 2005 of $67.00 per share, the Company’s common stock traded at a price-to-earnings ratio of 16.5 times current average analyst estimates of $4.06 per fully diluted EPS for 2005, and 14.8 times average EPS estimates of $4.53 for 2006. In addition, the Company’s stock traded at 1.91 times June 30, 2005 book value per share of $35.00. On June 20, 2005, the Company declared a quarterly cash dividend of $0.30 per share, payable to shareholders of record as of June 30, 2005. This dividend level represented a 15% increase over the same period last year and equated to an annualized dividend rate of $1.20 per share and an indicated dividend yield of 1.79%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, July 21, 2005, beginning at 9:00 a.m. Central Time by dialing 1-877-209-0397. The confirmation code for the call is 784971. A replay of the call will be available until midnight Central Time on July 28, 2005 by dialing 1-800-475-6701. The confirmation code for the replay is 784971.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and soon to be the second largest Louisiana-based bank holding company. The Company operates 41 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, and the Acadiana region of Louisiana. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $505 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions, including current forward interest rate curves; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended June 30,			For The Quarter Ended March 31,
	2005	2004	% Change	2005	% Change
Income Data (in thousands):
Net Interest Income	$21,275	$18,121	17%	$20,549	4%
Net Interest Income (TE) (1)	22,080	18,802	17%	21,336	3%
Net Income	8,128	6,487	25%	7,300	11%

Per Share Data:
Net Income - Basic	$1.10	$0.96	15%	$1.02	8%
Net Income - Diluted	1.03	0.88	17%	0.94	9%

Book Value	35.00	29.74	18%	34.55	1%
Tangible Book Value (2)	21.54	19.74	9%	21.25	1%
Cash Dividends	0.30	0.26	15%	0.28	7%

Number of Shares Outstanding:
Basic Shares (Average)	7,387,134	6,784,770	9%	7,191,083	3%
Diluted Shares (Average)	7,888,533	7,339,858	7%	7,739,962	2%
Book Value Shares (Period End) (5)	7,537,963	6,870,080	10%	7,685,918	(2)%

Key Ratios: (3)
Return on Average Assets	1.20%	1.12%		1.13%
Return on Average Equity	12.22%	12.42%		11.75%
Return on Average Tangible Equity (2)	20.26%	18.90%		18.70%
Net Interest Margin (TE) (1)	3.54%	3.54%		3.56%
Efficiency Ratio	57.3%	58.5%		58.9%
Tangible Efficiency Ratio (TE) (1) (2)	54.1%	55.5%		55.6%
Average Loans to Average Deposits	90.4%	84.5%		91.4%
Nonperforming Assets to Total Assets (4)	0.27%	0.21%		0.29%
Allowance for Loan Losses to Loans	1.37%	1.29%		1.37%
Net Charge-offs to Average Loans	0.14%	0.11%		0.13%
Average Equity to Average Total Assets	9.80%	9.01%		9.59%
Tier 1 Leverage Ratio	7.61%	7.12%		8.04%
Dividend Payout Ratio	27.8%	27.5%		29.4%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.
(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)

	June 30,			March 31, 2005	December 31, 2004
	2005	2004	% Change
ASSETS
Cash and Due From Banks	$48,514	$46,360	4.6%	$50,020	$33,927
Interest-bearing Deposits in Banks	13,615	15,070	(9.7)%	14,059	19,325

Total Cash and Equivalents	62,129	61,430	1.1%	64,079	53,252
Investment Securities Available for Sale	548,972	544,839	0.8%	566,921	526,933
Investment Securities Held to Maturity	31,226	44,841	(30.4)%	32,782	40,022

Total Investment Securities	580,198	589,680	(1.6)%	599,703	566,955
Mortgage Loans Held for Sale	16,546	6,273	163.8%	10,846	8,109
Loans, Net of Unearned Income	1,830,070	1,529,362	19.7%	1,833,997	1,650,626
Allowance for Loan Losses	(25,102)	(19,683)	27.5%	(25,091)	(20,116)

Loans, net	1,804,968	1,509,679	19.6%	1,808,906	1,630,510
Premises and Equipment	47,548	36,728	29.5%	47,769	39,557
Goodwill and Acquisition Intangibles	101,436	68,665	47.7%	102,202	68,310
Mortgage Servicing Rights	133	224	(40.8)%	153	176
Other Assets	95,748	79,091	21.1%	96,355	81,733

Total Assets	$2,708,706	$2,351,770	15.2%	$2,730,013	$2,448,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$264,439	$216,111	22.4%	$265,278	$218,859
Interest-bearing Deposits	1,760,201	1,576,580	11.6%	1,766,457	1,554,630

Total Deposits	2,024,640	1,792,691	12.9%	2,031,735	1,773,489
Short-term Borrowings	119,500	139,000	(14.0)%	92,000	192,000
Securities Sold Under Agreements to Repurchase	41,850	48,128	(13.0)%	77,706	44,453
Long-term Debt	243,652	155,500	56.7%	239,555	206,089
Other Liabilities	15,256	12,142	25.6%	23,470	12,409

Total Liabilities	2,444,898	2,147,461	13.9%	2,464,466	2,228,440
Total Shareholders’ Equity	263,808	204,309	29.1%	265,547	220,162

Total Liabilities and Shareholders’ Equity	$2,708,706	$2,351,770	15.2%	$2,730,013	$2,448,602

INCOME STATEMENT

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Interest Income	$33,549	$26,194	28.1%	$65,002	$51,594	26.0%
Interest Expense	12,274	8,073	52.0%	23,179	15,509	49.5%

Net Interest Income	21,275	18,121	17.4%	41,823	36,085	15.9%
Provision for Loan Losses	630	705	(10.6)%	1,280	1,759	(27.2)%

Net Interest Income After Provision for Loan Losses	20,645	17,416	18.5%	40,543	34,326	18.1%
Service Charges	3,684	3,043	21.1%	6,824	5,949	14.7%
ATM / Debit Card Fee Income	692	519	33.4%	1,300	951	36.7%
BOLI Cash Surrender Value Income	505	389	29.8%	961	766	25.4%
Gain on Sale of Loans, net	549	605	(9.2)%	1,107	1,467	(24.5)%
Other Gains (Losses)	182	361	(49.6)%	223	514	(56.5)%
Other Noninterest Income	1,133	912	24.3%	2,412	1,734	39.1%

Total Noninterest Income	6,745	5,829	15.7%	12,827	11,381	12.7%
Salaries and Employee Benefits	8,233	7,521	9.5%	16,472	14,634	12.6%
Occupancy and Equipment	2,034	1,713	18.8%	3,923	3,414	14.9%
Amortization of Acquisition Intangibles	316	234	35.0%	601	452	32.9%
Other Noninterest Expense	5,464	4,550	20.1%	10,727	8,728	22.9%

Total Noninterest Expense	16,047	14,018	14.5%	31,723	27,228	16.5%
Income Before Income Taxes	11,343	9,227	22.9%	21,647	18,479	17.1%
Income Taxes	3,215	2,740	17.3%	6,219	5,501	13.1%

Net Income	$8,128	$6,487	25.3%	$15,428	$12,978	18.9%

Earnings Per Share, diluted	$1.03	$0.88	16.6%	$1.97	$1.78	10.9%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (Average)

	For The Quarter Ended
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
ASSETS
Cash and Due From Banks	$47,205	$47,632	$39,343	$39,467	$59,721
Interest-bearing Deposits in Banks	16,326	21,648	22,207	12,921	16,295
Investment Securities	590,950	575,846	574,843	599,601	586,466
Mortgage Loans Held for Sale	12,436	10,360	12,209	8,488	9,375
Loans, Net of Unearned Income	1,836,362	1,771,488	1,627,276	1,566,672	1,496,990
Allowance for Loan Losses	(25,104)	(23,142)	(19,994)	(19,722)	(19,509)
Other Assets	245,529	223,067	189,576	188,034	180,308

Total Assets	$2,723,704	$2,626,899	$2,445,460	$2,395,461	$2,329,646

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$267,004	$243,738	$223,921	$212,931	$208,417
Interest-bearing Deposits	1,763,875	1,693,723	1,556,184	1,556,492	1,563,058

Total Deposits	2,030,879	1,937,461	1,780,105	1,769,423	1,771,475
Short-term Borrowings	120,138	141,020	171,522	181,658	127,380
Securities Sold Under Agreements to Repurchase	51,805	50,550	51,240	45,891	42,271
Long-term Debt	240,637	228,035	206,317	175,032	155,710
Other Liabilities	13,430	17,943	18,194	13,596	22,793

Total Liabilities	2,456,889	2,375,009	2,227,378	2,185,600	2,119,629
Total Shareholders’ Equity	266,815	251,890	218,082	209,861	210,017

Total Liabilities and Shareholders’ Equity	$2,723,704	$2,626,899	$2,445,460	$2,395,461	$2,329,646

INCOME STATEMENT

	2005		2004
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest Income	$33,549	$31,454	$28,969	$28,047	$26,194
Interest Expense	12,274	10,905	9,657	8,816	8,073

Net Interest Income	21,275	20,549	19,312	19,231	18,121
Provision for Loan Losses	630	650	1,425	857	705

Net Interest Income After Provision for Loan Losses	20,645	19,899	17,887	18,374	17,416
Total Noninterest Income	6,745	6,081	5,979	5,857	5,829
Total Noninterest Expense	16,047	15,676	13,440	14,229	14,018

Income Before Income Taxes	11,343	10,304	10,426	10,002	9,227
Income Taxes	3,215	3,004	3,101	2,966	2,740

Net Income	$8,128	$7,300	$7,325	$7,036	$6,487

Earnings Per Share, basic	$1.10	$1.02	$1.09	$1.05	$0.96

Earnings Per Share, diluted	$1.03	$0.94	$1.01	$0.97	$0.88

Book Value Per Share	$35.00	$34.55	$32.03	$31.12	$29.74

Return on Average Assets	1.20%	1.13%	1.19%	1.17%	1.12%
Return on Average Equity	12.22%	11.75%	13.36%	13.34%	12.42%
Return on Average Tangible Equity	20.26%	18.70%	19.84%	20.23%	18.90%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE

	June 30,			March 31, 2005	December 31, 2004
	2005	2004	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$407,726	$357,635	14.0%	$396,480	$387,085
Construction	27,329	39,612	(31.0)%	28,815	33,031

Total Residential Mortgage Loans	435,055	397,247	9.5%	425,295	420,116
Commercial Loans:
Real Estate	516,377	372,084	38.8%	531,601	419,427
Business	332,603	258,573	28.6%	338,863	307,614

Total Commercial Loans	848,980	630,657	34.6%	870,464	727,041
Consumer Loans:
Indirect Automobile	229,910	228,183	0.8%	223,287	222,481
Home Equity	239,770	205,033	16.9%	236,800	213,533
Automobile	23,711	22,673	4.6%	25,321	20,064
Credit Card Loans	8,123	8,321	(2.4)%	7,824	8,743
Other	44,521	37,248	19.5%	45,006	38,648

Total Consumer Loans	546,035	501,458	8.9%	538,238	503,469

Total Loans Receivable	1,830,070	1,529,362	19.7%	1,833,997	1,650,626

Allowance for Loan Losses	(25,102)	(19,683)		(25,091)	(20,116)

Loans Receivable, Net	$1,804,968	$1,509,679		$1,808,906	$1,630,510

ASSET QUALITY DATA

	June 30,			March 31, 2005	December 31, 2004
	2005	2004	% Change
Nonaccrual Loans	$6,558	$3,284	99.7%	$6,663	$4,455
Foreclosed Assets	60	21	188.3%	39	9
Other Real Estate Owned	240	317	(24.3)%	258	483
Accruing Loans More Than 90 Days Past Due	540	1,336	(59.6)%	887	1,209

Total Nonperforming Assets (1)	$7,398	$4,958	49.2%	$7,847	$6,156

Nonperforming Assets to Total Assets (1)	0.27%	0.21%	29.6%	0.29%	0.25%
Nonperforming Assets to Total Loans + OREO (1)	0.40%	0.32%	24.7%	0.43%	0.37%
Allowance for Loan Losses to Nonperforming Loans (1)	353.6%	426.0%	(17.0)%	332.3%	355.2%
Allowance for Loan Losses to Nonperforming Assets (1)	339.3%	397.0%	(14.5)%	319.8%	326.8%
Allowance for Loan Losses to Total Loans	1.37%	1.29%	6.6%	1.37%	1.22%
Year to Date Charge-offs	$2,036	$1,330	53.1%	$983	$4,112
Year to Date Recoveries	$849	$438	93.9%	$415	$1,370

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

DEPOSITS

	June 30,			March 31, 2005	December 31, 2004
	2005	2004	% Change
Noninterest-bearing Demand Accounts	$264,439	$216,111	22.4%	$265,278	$218,859
NOW Accounts	546,859	535,615	2.1%	583,083	532,584
Savings and Money Market Accounts	483,057	410,427	17.7%	450,933	393,772
Certificates of Deposit	730,285	630,538	15.8%	732,441	628,274

Total Deposits	$2,024,640	$1,792,691	12.9%	$2,031,735	$1,773,489

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	June 30, 2005		June 30, 2004
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$432,901	5.32%	$388,581	5.48%
Commercial Loans (TE) (1)	863,027	5.66%	614,934	4.68%
Consumer and Other Loans	540,434	6.75%	493,475	6.52%

Total Loans	1,836,362	5.90%	1,496,990	5.50%
Mortgage Loans Held for Sale	12,436	5.51%	9,375	5.52%
Investment Securities (TE) (1)(2)	592,947	4.43%	579,011	4.12%
Other Earning Assets	43,509	3.66%	37,250	1.90%

Total Earning Assets	2,485,254	5.51%	2,122,626	5.06%
Allowance for Loan Losses	(25,104)		(19,509)
Nonearning Assets	263,554		226,529

Total Assets	$2,723,704		$2,329,646

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$559,752	1.57%	$524,380	1.01%
Savings and Money Market Accounts	472,989	1.20%	406,582	0.80%
Certificates of Deposit	731,134	2.79%	632,096	2.40%

Total Interest-bearing Deposits	1,763,875	1.97%	1,563,058	1.52%
Short-term Borrowings	171,943	2.42%	169,651	1.14%
Long-term Debt	240,637	4.18%	155,710	4.30%

Total Interest-bearing Liabilities	2,176,455	2.25%	1,888,419	1.71%
Noninterest-bearing Demand Deposits	267,004		208,417
Noninterest-bearing Liabilities	13,430		22,793

Total Liabilities	2,456,889		2,119,629
Shareholders’ Equity	266,815		210,017

Total Liabilities and Shareholders’ Equity	$2,723,704		$2,329,646

Net Earning Assets	$308,799		$234,207
Net Interest Spread	$21,275	3.26%	$18,121	3.35%
Tax-equivalent Benefit	$805	0.13%	$681	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$22,080	3.54%	$18,802	3.54%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Six Months Ended
	June 30, 2005		June 30, 2004
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$428,447	5.33%	$387,225	5.54%
Commercial Loans (TE) (1)	843,998	5.55%	592,425	4.76%
Consumer and Other Loans	531,659	6.71%	483,421	6.63%

Total Loans	1,804,104	5.84%	1,463,071	5.58%
Mortgage Loans Held for Sale	11,404	5.22%	10,434	4.99%
Investment Securities (TE) (1)(2)	581,311	4.43%	541,370	4.22%
Other Earning Assets	46,073	3.35%	38,320	1.86%

Total Earning Assets	2,442,892	5.45%	2,053,195	5.15%
Allowance for Loan Losses	(24,128)		(19,115)
Nonearning Assets	256,805		221,449

Total Assets	$2,675,569		$2,255,529

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$567,564	1.52%	$500,915	0.98%
Savings and Money Market Accounts	447,688	1.07%	396,037	0.76%
Certificates of Deposit	713,741	2.70%	623,467	2.35%

Total Interest-bearing Deposits	1,728,993	1.89%	1,520,419	1.49%
Short-term Borrowings	181,703	2.24%	151,622	1.14%
Long-term Debt	234,370	4.18%	155,907	4.30%

Total Interest-bearing Liabilities	2,145,066	2.17%	1,827,948	1.70%
Noninterest-bearing Demand Deposits	255,436		199,243
Noninterest-bearing Liabilities	15,673		20,974

Total Liabilities	2,416,175		2,048,165
Shareholders’ Equity	259,394		207,364

Total Liabilities and Shareholders’ Equity	$2,675,569		$2,255,529

Net Earning Assets	$297,826		$225,247
Net Interest Spread	$41,823	3.28%	$36,085	3.45%
Tax-equivalent Benefit	$1,592	0.13%	$1,364	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$43,415	3.55%	$37,449	3.64%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	6/30/2005	3/31/2005	6/30/2004
Net Interest Income	$21,275	$20,549	$18,121
Effect of Tax Benefit on Interest Income	805	787	681

Net Interest Income (TE) (1)	22,080	21,336	18,802

Noninterest Income	6,745	6,081	5,829
Effect of Tax Benefit on Noninterest Income	272	246	209

Noninterest Income (TE) (1)	7,017	6,327	6,038

Total Revenues (TE) (1)	$29,097	$27,663	$24,840

Total Noninterest Expense	$16,047	$15,676	$14,018
Less Intangible Amortization Expense	(316)	(284)	(234)

Tangible Operating Expense (2)	$15,731	$15,392	$13,784

Return on Average Equity	12.22%	11.75%	12.42%
Effect of Intangibles (2)	8.04%	6.95%	6.48%

Return on Average Tangible Equity (2)	20.26%	18.70%	18.90%

Efficiency Ratio	57.3%	58.9%	58.5%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)%	(2.2)%	(2.1)%

Efficiency Ratio (TE) (1)	55.2%	56.7%	56.4%
Effect of Amortization of Intangibles	(1.1)%	(1.1)%	(0.9)%

Tangible Efficiency Ratio (TE) (1) (2)	54.1%	55.6%	55.5%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.